BellSouth Reports First Quarter Earnings

o 1.4 million Cingular net customer additions
o 253,000 DSL net customer additions
o 455,000 long distance net customer additions

ATLANTA - BellSouth Corporation (NYSE: BLS) announced first quarter 2005 earnings per share (EPS) from continuing operations of 37 cents compared to 63 cents in first quarter 2004. First quarter 2004 results included 16 cents from the gain on the sale of operations in Denmark. Normalized EPS from continuing operations was 39 cents compared to 48 cents in the same quarter a year ago. Normalizing items in the first quarter of 2005 consisted of wireless merger integration costs (1 cent) and debt extinguishment costs (1 cent).

BellSouth had continued growth in key drivers in the first quarter of 2005 with a record 253,000 net DSL customer additions and solid long distance growth, while Cingular Wireless added 1.4 million net customers. "BellSouth has 65 percent of its normalized revenue positioned towards growth opportunities in wireless, broadband data, long distance and yellow pages. Our first quarter results show that BellSouth made significant progress in growing revenues and customers in all these sectors," said Duane Ackerman, Chairman and Chief Executive Officer.

Reported Results from Continuing Operations

For the first quarter of 2005, BellSouth's consolidated reported revenue from continuing operations totaled $5.09 billion, an increase of 2.3 percent compared to the same quarter in 2004. Income from continuing operations was $683 million compared to $1.15 billion in the same quarter of the previous year, which included a $295 million after-tax gain on the sale of operations in Denmark.

Operating free cash flow from continuing operations (defined as net cash provided by operating activities less capital expenditures) was $968 million for the first quarter of 2005. Capital expenditures for continuing operations for the first quarter of 2005 were $750 million.

Normalized Results from Continuing Operations

Normalized results from continuing operations include BellSouth's 40 percent proportionate share of Cingular's revenues and expenses. Cingular completed its acquisition of AT&T Wireless on Oct. 26, 2004. Results prior to the acquisition date have not been restated.

Normalized revenue was $8.31 billion for the first quarter of 2005 compared to $6.57 billion for the first quarter in 2004. Normalized net income was $718 million compared to $888 million for the first quarter in 2004. BellSouth's first quarter 2005 earnings related to Cingular Wireless were affected by high gross customer additions and upgrades, as well as accelerated depreciation and acquisition-related financing costs associated with the acquisition of AT&T Wireless.

Communications Group

In the first quarter of 2005, Communications Group revenue was $4.62 billion, an increase of 1.2 percent compared to the same quarter of 2004. First quarter operating margin was 24.2 percent compared to 25.0 percent for the full year of 2004 and up 260 basis points over the previous quarter.

During the first quarter of 2005, BellSouth added a record 253,000 net DSL customers and currently serves more than 2.3 million customers. The Company is focused on driving greater broadband penetration with competitive offers and incentives to encourage customers to choose BellSouth(R) FastAccess(R) DSL over competing products. Driven by DSL, network data revenue for the first quarter was $1.16 billion, an increase of 6.3 percent compared to the same quarter of 2004.

BellSouth added 455,000 mass-market long distance customers during the first quarter of 2005, and now serves nearly 6.5 million mass-market long distance customers. These customers represent more than a 50 percent penetration of BellSouth's mass-market base and spend an average of approximately $17 per month on long distance with BellSouth.

During the first quarter, more than 113,000 customers added DIRECTV(R) to their communications service package bringing the total number of customers with this package to 314,000. With DIRECTV(R) and Cingular Wireless, BellSouth provides a competitively priced "grand-slam" package of wireline and wireless voice, data, and entertainment services.

As of March 31, 2005, total access lines were 21.2 million, down 3.9 percent compared to a year earlier and down 137,000 compared to year-end 2004. During first quarter,

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retail access lines declined by 61,000, which included positive business line growth of 6,000. UNE-P access lines resold by BellSouth competitors were down 95,000 compared to year-end 2004.

Cingular Wireless

Cingular Wireless, the nation's largest wireless provider, added more than 1.4 million customers in the first quarter of 2005, bringing its nationwide customer base to 50.4 million customers. Cingular's gross customer additions in the first quarter totaled 4.8 million demonstrating continued momentum in the marketplace. Churn improved sequentially to 2.2 percent in the first quarter of 2005.

Cingular's reported revenue was $8.2 billion for the first quarter of 2005 representing a 5.3 percent increase over pro forma revenue from the prior year period. BellSouth's normalized revenue includes its 40% share of Cingular's reported revenue.

Service ARPU (average revenue per user) in the first quarter was $49.59, a decline of 3.3 percent from the prior year (pro forma) and a slight sequential decline of 38 cents (pro forma). ARPU from data services continued its strong growth in the first quarter, increasing to $3.70, up $0.81 from the previous quarter. Revenue from data services continues to grow with increased customer usage of text messaging, mobile instant messaging, mobile email, downloadable ringtones, games and photo messaging.

Cingular's first quarter normalized service margin from operating income before depreciation and amortization was 25.5 percent, a 210 basis point improvement compared to the fourth quarter of 2004. The first quarter service margin was negatively impacted by approximately $135 million or 180 basis points, when compared to fourth quarter 2004, due to network access costs that were previously reported in equity earnings prior to the termination of Cingular's joint venture with T-Mobile.

Cingular has reached several important milestones in the integration process of AT&T Wireless operations and services. In addition to strong consecutive quarters of net new customer growth, Cingular has migrated approximately 3 million AT&T Wireless subscribers to new Cingular postpaid plans since the close of the merger.

During the first quarter, 72 percent of Cingular's subscriber base was GSM-equipped, up from 65 percent in the fourth quarter of 2004. In addition, 84 percent of the company's total combined minutes are now carried on its GSM network. Through roaming agreements with other wireless carriers, the company expanded coverage of its national wireless data network - EDGE - to cover more than 250 million people, with availability in 13,000 cities and towns and along nearly 40,000 miles of interstate highways across the country. Cingular is on schedule to deploy UMTS (Universal Mobile Telecommunications System) 3G network technology with HSDPA (High-Speed Downlink Packet Access), which delivers superior speeds for data and video services. Wireless capital expenditures were $971 million for the quarter.

Advertising & Publishing

In the first quarter of 2005, Advertising & Publishing grew revenue by 1.9 percent year-over-year to $491 million. Operating margin for the first quarter of 2005 was 47.0 percent compared to 49.6 percent in the first quarter of 2004. Segment net income was $141 million compared to $147 million in the first quarter of 2004.

Discontinued Operations:
Latin America

The Company's financial statements reflect results for the Latin American segment in the line item titled Discontinued Operations. In January 2005, BellSouth completed the sale of its ownership interest in its wireless operations in Chile and Argentina to Telefonica Moviles S.A. (NYSE: TEM). For the first quarter, BellSouth reported income from discontinued operations of $381 million or 21 cents per share, including the after-tax gain related to the sale of the Chile and Argentina operations.

Normalizing Items

In the first quarter of 2005, the difference between reported (GAAP) EPS from continuing operations and normalized EPS is shown in the following table:

----------------------------------- ------------ ------------
                                       1Q05         1Q04
----------------------------------- ------------ ------------
----------------------------------- ------------ ------------
GAAP Diluted EPS - Income from
  continuing operations                $0.37        $0.63
----------------------------------- ------------ ------------
----------------------------------- ------------ ------------

----------------------------------- ------------ ------------
----------------------------------- ------------ ------------
Wireless merger integration costs      $0.01
----------------------------------- ------------ ------------
----------------------------------- ------------ ------------
Debt extinguishment costs              $0.01
----------------------------------- ------------ ------------
----------------------------------- ------------ ------------
Sale of Sonofon                                    ($0.16)
----------------------------------- ------------ ------------
----------------------------------- ------------ ------------
Regulatory settlement                               $0.02
----------------------------------- ------------ ------------
----------------------------------- ------------ ------------

----------------------------------- ------------ ------------
----------------------------------- ------------ ------------
Normalized Diluted EPS - Income
  from continuing operations (1)       $0.39        $0.48
----------------------------------- ------------ ------------
(1) 1Q04 does not sum due to rounding

Wireless merger integration costs - Represents BellSouth's 40 percent share of tax-effected wireless merger integration costs of $105 million incurred during the first quarter in connection with the Cingular/AWE merger.

Debt extinguishment costs - Represents one-time expenses associated with the early extinguishment of $400 million of long-term debt.

Sale of Sonofon - Gain related to the sale of our operations in Denmark.

Regulatory settlement - In April 2004, BellSouth entered into a settlement agreement with respect to previously disclosed litigation (See 2004 10K for further discussion).

Communications Group

Communications Group revenues grew 1.2 percent in the first quarter of 2005 compared to the same quarter of last year, driven by strong growth in DSL and long distance customers and improving access line trends. Revenues from data services increased 6.3 percent in the quarter, while voice revenues were down only 0.3 percent. Other revenue fell 1.6 percent compared to first quarter of 2004. Communications Group revenues decreased 0.5 percent sequentially.

Consumer revenue grew 3.8 percent year-over-year, fueled by long distance and DSL revenue growth that more than offset a 4.9 percent decline in retail residential access lines. The majority of the year-over-year decline in retail residential access lines represented wireless and broadband substitution. On a sequential basis, primary residential lines decreased 19,000, representing the lowest quarterly decline in four years.

[Graphic inserted here
Consumer ARPU
Monthly Average
1Q04 - $53.53
2Q04 - $55.33
3Q04 - $56.65
4Q04 - $57.16
1Q05 - $58.25]

Small Business revenue grew 5.2 percent in the first quarter, as the business unit continued to have success with customer reacquisition and retention and further increased penetration of long distance and DSL. This marks the eighth consecutive quarter of year-over-year revenue growth for Small Business. Targeted reacquisition and retention efforts and a pullback in marketing by some UNE providers helped Small Business gain more than 36,000 lines in the first quarter.

Revenue for BellSouth's Large Business unit decreased 3.5 percent in the first quarter compared to the same period last year. Competitive pricing pressure and access line losses continued to negatively impact revenues, and overshadowed revenue growth in complex long distance services.

In the first quarter, wholesale revenue increased 0.3 percent compared to the prior year. Growth in UNE-P revenues more than offset a decline in revenues from wholesale data and operator services. UNE lines declined 95,000 during the first quarter versus a decline of 111,000 in the fourth quarter of 2004. BellSouth has signed more than 100 commercial agreements with wholesale customers.

[Graphic inserted here
Small Business Net Access
Line Change (in thousands)
1Q04 -  2
2Q04 - (2)
3Q04 -  3
4Q04 - 13
1Q05 - 37]

Packages

BellSouth Answers(R) packages enable consumers to create a communications and entertainment services bundle that meets their specific needs. They can combine local calling plans with long distance, Internet, Cingular Wireless services and digital satellite television service from DIRECTV(R). When the Company added DIRECTV(R) service to its package last year, BellSouth Answers became one of the most comprehensive and competitively priced bundles in the marketplace. During the first quarter, BellSouth added 113,000 subscribers to its DIRECTV(R) offer, including both new sales and "opt-ins", and now has more than 314,000 total subscribers.

Retail primary line penetration of BellSouth Answers(R) packages increased to
39.5 percent at the end of the first quarter compared to 27.9 percent in the same quarter of the previous year. Nearly 85 percent of the current 4.6 million BellSouth Answers(R) customers have long distance in their package. Approximately 45 percent of Answers customers have either FastAccess(R) DSL or BellSouth Dial(R) Internet service.

More than one-third of BellSouth Answers(R) customers have two or more affiliate services - such as long distance, Cingular Wireless, DSL or dial-up Internet. These customers, who subscribe to multiple services in their communications bundle, spend more on average with BellSouth and are less likely to churn. Growth in packages with two or more services has driven BellSouth Answers(R) ARPU to more than $65.

Long Distance

During the first quarter, BellSouth added 455,000 mass-market long distance customers and ended the quarter with almost 6.5 million subscribers. Long distance subscribers as of Dec. 31, 2004, have been restated to exclude 115,000 toll blocked customers. These non-revenue generating customers have either voluntarily decided to block long distance calling capabilities or have been offered local calling capabilities only due to a lack of credit or billing history. Mass-market penetration increased to 50.4 percent, representing 49.9 percent of primary residential access lines and 55.8 percent of BellSouth's mass-market small business accounts. For the first quarter, revenues for mass-market long distance services totaled more than $330 million, an increase of 53.0 percent year-over-year and 11.2 percent sequentially.

                           LONG DISTANCE PENETRATION

States     # Quarters     Consumer         Business      Total Mass
           Competing     Penetration     Penetration        Market
                                                         Penetration

GA/LA         12            53.3%           58.5%           53.8%

AL/KY/        10            51.5%           55.5%           51.8%
MS/NC/
SC

FL/TN          9            46.2%           54.3%           46.9%

Total                       49.9%           55.8%           50.4%


As the top selling plan during the first quarter, BellSouth(R) Unlimited Long Distance continues to drive long distance growth. Almost 2.0 million customers have a BellSouth Unlimited plan, comprising one-third of the consumer long distance base. Total mass-market long distance ARPU was more than $17 in the first quarter of 2005.

[Graphic inserted here
Long Distance Customers
(in thousands)
1Q04 - 4,596
2Q04 - 5,131
3Q04 - 5,663
4Q04 - 6,015*
1Q05 - 6,470*
* Does not include toll block customers]

Complex long distance revenue was $71 million in the first quarter, a 70.3 percent increase over the same period one year ago, and a 17.0 percent increase sequentially.

Voice Revenue and Access Lines Details

Voice revenues decreased 0.3 percent in the first quarter, resulting from switched access line losses nearly offset by increased revenues from long distance. InterLATA long distance voice revenue was more than $360 million in the current quarter, an increase of more than 50 percent compared to the first quarter in 2004.

[Graphic inserted here
Primary Residential Access Lines
Quarterly Change (in thousands)
1Q04 - (266)
2Q04 - (324)
3Q04 -  (60)
4Q04 -  (45)
1Q05 -  (19)]

Competitive share loss and technology substitution contributed to a 3.9 percent year-over-year decline in switched access lines. Total retail residential lines declined 4.9 percent compared to first quarter of 2004, driven primarily by competition and technology substitution. Additional residential lines were down
14.5 percent compared to the first quarter of 2004, due to wireless and broadband substitution. Continued demand pressures and migration to data products caused retail business lines to decline 1.9 percent. UNE-P lines decreased 44,000 year-over-year, and 95,000 sequentially. During the first quarter, more than one-half of all UNE-P disconnects were reacquired as retail lines.

Switched access minutes of use, excluding wireless, decreased 4.9 percent in the first quarter, due to access line loss and technology substitution. BellSouth Long Distance switched access minutes of use, which are included in total switched access minutes of use, increased 31.4 percent from the first quarter of 2004. Wireless carrier minutes increased 21.2 percent compared to the same quarter of 2004.

Broadband and Data Services

Revenue growth from DSL and complex long distance services contributed to a 6.3 percent year-over-year increase in network data revenues. DSL revenue totaled more than $293 million, an increase of 36.8 percent year-over-year and 6.6 percent sequentially. Complex long distance data revenue growth also contributed to the increase in data revenues in the first quarter of 2005. Total network data revenues of $1.2 billion represented 14.0 percent of total BellSouth normalized revenues and 25.1 percent of Communications Group revenues. Retail data revenue grew 3.5 percent sequentially and 13.8 percent compared to the first quarter of 2004. Revenue from wholesale data transport services sold to other communications providers, including long distance companies and CLECs, decreased 2.4 percent in the first quarter compared to the same quarter in the previous year. AOL's exit from DSL-based Internet service caused about half of the decline in wholesale data revenue. The remainder of the decrease was due to declines in data transport sold to inter-exchange carriers that were partially offset by revenue growth in transport sold to wireless carriers.

BellSouth provides tiered DSL speeds and associated pricing to meet a broad range of customer needs. BellSouth(R) FastAccess(R) DSL Ultra runs at downstream connection speeds of up to 1.5 megabits. For customers who want higher speeds, the Company offers BellSouth(R) FastAccess(R) DSL Xtreme, delivering downstream speeds of up to 3.0 megabits and upload speeds of up to 384 kilobits. The Company also offers a lower speed version - BellSouth(R) FastAccess(R) DSL Lite
- that runs at downstream speeds of up to 256 kilobits. To complement our broadband portfolio, BellSouth provides additional value-added services, such as home networking, Static IP, parental controls and security.

BellSouth set a new record in the first quarter with 253,000 DSL net customer additions compared to 156,000 in the first quarter of 2004, a 62 percent growth rate. Competitive promotional offers and reduced churn contributed to customer growth in the first quarter. Retail DSL customer subscribers grew by 272,000, and were offset by a decline of 19,000 wholesale customers, as AOL completed its exit from offering DSL-based Internet service in January. At the end of the first quarter, BellSouth had more than 2.3 million DSL customers. DSL penetration increased to 15.1 percent of qualified lines and 11.1 percent of total switched access lines. DSL coverage currently extends to more than 80 percent of BellSouth households, and more than 80 percent of DSL-qualified lines can support 3 megabits of speed.

[Graphic inserted here
DSL Quarterly Net Adds
(in thousands)
1Q04 - 156
2Q04 - 120
3Q04 - 134
4Q04 - 224
1Q05 - 253]

In March, BellSouth launched a new FastAccess(R) DSL offer to the marketplace to drive further broadband penetration up-market. New residential customers will receive a $23 discount on FastAccess(R) DSL Ultra for the first three months. With this offer, BellSouth customers can experience downstream speeds of up to
1.5 megabits for an introductory price as low as $9.95 per month with purchase of the BellSouth(R) Complete Choice plan and the BellSouth(R) Unlimited long distance plan. Customers who purchase FastAccess(R) DSL Xtreme will receive a $15 discount for the first three months. The current promotion replaces a promotion launched in the fourth quarter of 2004 that gave new subscribers a $15 discount for the first six months on any of the FastAccess(R) DSL speeds - Lite, Ultra or Xtreme.

During the first quarter, BellSouth announced the availability of Network VPN Class of Service, a feature that enables enterprise customers to assign higher levels of priority to critical data traffic traveling on BellSouth's managed IP-VPN network. BellSouth is the first provider to deliver quality of service levels based on traffic prioritization from the customer's premises throughout the core network, ensuring hierarchical routing of data. Class of Service is the latest enhancement to BellSouth Managed Network VPN, the data networking service that offers site-to-site connectivity, links remote users to headquarters information and provides Internet access on one flexible, secure platform. The new service option paves the way for additional convergence by allowing enterprises to assign high priority to voice over IP, video and imaging applications, while cost effectively extending these capabilities to outlying locations.

Also in the first quarter, BellSouth launched Centrex Simultaneous Ring, a service that allows the integration of wireless and wireline calls for business customers. Centrex, a central office-based communications service, offers an alternative to purchasing a premises-based solution. The new feature simultaneously delivers incoming calls to up to five different telephone numbers at a customer's location. One of these numbers can be a cellular phone, which can reduce the risk of missing critical calls from customers, partners or colleagues.

BellSouth has extended fiber deeper into its network than any of our peer companies. Almost 50 percent of BellSouth households are served by less than 5,000 feet of copper, and approximately half of our 44,000 remote terminals are fed with fiber. At the end of the first quarter, BellSouth had nearly 5.3 million miles of fiber and had deployed fiber-to-the-curb (FTTC) facilities to more than 1 million homes. Every year, BellSouth will continue to add additional FTTC homes through greenfield deployment. In the first quarter of 2005, broadband investments, including fiber, DSL, and packet switches, represented 36 percent of capital expenditures.

[Graphic inserted here
Network Fiber Miles
(in thousands)
1Q04 - 4,819
2Q04 - 4,911
3Q04 - 5,025
4Q04 - 5,163
1Q05 - 5,269]

Expenses and Margins

Operating margins improved 260 basis points sequentially to 24.2 percent, but declined 180 basis points compared to the first quarter of 2004. The sequential operating margin change was partially driven by expenses in the fourth quarter of 2004 related to a change in the calculation of the retiree medical benefit obligation. Cash operating expenses increased 4.2 percent year-over-year, driven by a change in the calculation of the retiree medical benefit obligation, higher USF fees and increased costs for providing retail long distance services. Lower uncollectible costs offset some of the increased expenses.

Capital expenditures for the Communications Group were approximately $742 million in the first quarter. Capital spending increased during the first quarter of 2005 compared to the same quarter a year ago, driven primarily by a $92 million increase in broadband investments. Depreciation and amortization expense increased 2.1 percent year-over-year, driven by higher capital investment and partially offset by lower depreciation rates.

Regulatory

BellSouth continues to work to modernize telecommunications laws at both the federal and state levels. On the federal level:
o BellSouth is part of the USTA coalition working to secure legislation that better reflects the current competitive nature of the marketplace.
o In February, the Federal Communications Commission (FCC) determined that lack of access to unbundled local switching does not impair CLECs. The FCC also decided that carriers serving exclusively wireless and long-distance markets do not have access to unbundled network elements (UNEs), which limits BellSouth's exposure to UNE discounts off market rates. However, the FCC continues to require BellSouth to unbundle high-capacity loops and transport in a significant portion of our network, enabling our competitors to obtain access to our network at huge discounts. The FCC acknowledges that unbundled local switching combined with unbundled loops does not incent competitive carriers to invest in their own facilities, but continues to ignore the fact that requiring unbundled high-capacity loops and transport has the same result.
o In March, the FCC granted BellSouth's December 2003 request to declare that states cannot impose certain requirements on BellSouth's broadband Internet access services. By affirming a single national policy in this area, the FCC will increase the speed and efficiency of bringing customers new and innovative broadband services over wireline networks. This ruling helps provide the regulatory assurance necessary to justify the levels of investment required to support the high-speed networks and services of tomorrow.

At the state level, BellSouth is working with legislative and regulatory bodies to reduce the amount of regulation on our business. Recent successes include:
o Alabama - Pending legislation is designed to eliminate state regulation of broadband, bundled services and monthly services except certain basic local exchange services, and would also eliminate the state's ability to order unbundling greater than that ordered by the FCC.
o Mississippi - Legislation barring state public service commission regulation of broadband services passed the legislature and was signed by the Governor in February 2005.

o North Carolina - Plan approved by the state utilities commission (NCUC) means that bundles, packages and non-basic business services will be de-tariffed and regulated by the marketplace. The NCUC retains authority for complaints and service matters, basic residential and business services, and 911 services and access services. This plan makes sure local service is affordable and meets reasonable service standards.
o Tennessee - Legislation that allows BellSouth to do rate regrouping based on population growth in a particular area is awaiting governor's signature.

Focus on Customer Service and Experience

A strong commitment to customer service has resulted in improving trends in access lines and revenue for BellSouth's Small Business (SBS) unit. As a result of training on all BellSouth systems and processes, all sales and service representatives learn how to serve the unique needs of the small businesses in our territory. Representatives in the SBS Inbound call centers are also trained to be the single source of contact for meeting customer needs - from sales and service to billing and repair. Combined with this service focus, SBS uses targeted retention and growth initiatives - including competitive term pricing and loyalty programs - to retain and attract valuable small business customers. Through the first quarter, more than 50 percent of the business unit's lines were under a local term agreement, with most agreements lasting an average of 2 to 3 years. Loyalty programs drive churn improvements and allow qualified customers to redeem points for BellSouth products and services and other products, including restaurant certificates, travel and other merchandise. At the end of March, more than one-fourth of all Small Business customers were enrolled in a loyalty program.

By making customer service and the overall customer experience a top priority, Small Business has experienced a turnaround in results in a very competitive marketplace. Access line trends have turned positive, and year-over-year booked revenue has grown for eight consecutive quarters.

Cingular Wireless

Cingular's financial statements can be accessed at http://www.bellsouth.com/investor/. ("Pro forma" results reflect acquisitions and dispositions, including the acquisition of AT&T Wireless, as if they had occurred on Jan. 1, 2003.)

In the five months since the close of the acquisition, Cingular is making meaningful progress in integrating the operations of AT&T Wireless and building the best wireless franchise in the world. Exceptional demand metrics, good revenue growth, and improving margins defined Cingular's first quarter 2005 results.

[Graphic inserted here
Cingular Net Customer Additions
(in thousands)
1Q04 -   174
2Q04 -   424
3Q04 -   808
4Q04 - 1,757
1Q05 - 1,419
All four quarters in 2004 are marked as "Pro Forma"]

A decrease in churn and continued gross addition strength resulted in the second highest net addition quarter in history for Cingular. The company added more than 1.4 million customers to end the first quarter with 50.4 million cellular/PCS customers. Cingular's first quarter customer additions far exceeded pro forma net additions of 174,000 in the same period last year. The proportion of new subscribers selecting postpaid plans also increased when compared to prior periods. In the first quarter, postpaid net additions comprised almost 79 percent of the total - in the fourth quarter of 2004, pro forma net postpaid additions represented 68 percent of total net additions. Gross additions were strong again, tallying 4.8 million in the first quarter.

Churn for the quarter improved to 2.2 percent - this figure includes a calculation of reseller disconnects that is more comparable to Cingular's major competitors. When using a similar pro forma calculation in the previous quarter, churn declined 20 basis points. There were several drivers of this operational improvement. Compared to previous periods, more of Cingular's customers subscribed to Rollover(R) and FamilyTalk(R) plans, which tend to lower churn. Ongoing network improvement and customer service initiatives also contributed to the decline. Home-on-home roaming and more cell sites have enhanced the quality and coverage of Cingular's AlloverSM network. Since the close of the purchase of AT&T Wireless, network performance perceptions among Cingular customers have risen 130 percent according to a

3rd Party AAU Research Study. Cingular has also simplified its rate plan structure for its customers and its front line employees by transitioning from more than one hundred alternatives prior to the merger to only nineteen today.

[Graphic inserted here
Cingular Subscriber Churn
(percentage)
1Q04 - 3.2%
2Q04 - 3.0%
3Q04 - 3.2%
4Q04 - 2.4%*
1Q05 - 2.2%*
* Change in reseller methodology. Excluding this change, churn would have been 2.6% in 4Q04 and 2.4% in 1Q05.
All four quarters in 2004 are marked as "Pro Forma"]


Service revenues increased 3.1 percent and 4.6 percent over pro forma service revenues in the fourth quarter 2004 and the first quarter of 2004, respectively. Service ARPU was $49.59 for the quarter, down 3.3 percent compared to the pro forma service ARPU in the same period last year. Sequentially, service ARPU held relatively stable with a decline of 0.38 cents or 0.8 percent compared to pro forma service ARPU in the fourth quarter of 2004. The year-over-year decrease in service ARPU was due to declining per unit access and airtime revenues as a greater share of subscribers signed up for lower-priced FamilyTalk(R) plans and higher-minute Region/National plans and Rollover(R) packages. While FamilyTalk(R) plans typically have lower ARPU than primary lines, they are also less expensive to maintain and give Cingular a chance to establish a relationship with customer segments that are hard to reach with traditional products.

For the quarter, Cellular/PCS data ARPU was $3.70, a 28 percent increase over the fourth quarter of 2004. Growth in cellular/PCS data revenue was driven by text-messaging and application downloads as well as subscriptions to mobile email and internet services. At the end of the first quarter, total data revenue constituted almost 8 percent of Cingular's total service revenue.

First quarter normalized operating income before depreciation and amortization (OIBDA) was 25.5 percent of service revenues - 210 basis points higher than the fourth quarter OIBDA margin of 23.4 percent. The sequential margin improvement was due to fewer gross additions, increased revenues, and lower customer service expense. First-quarter operating margins were negatively impacted by approximately 180 basis points sequentially due to inclusion of expenses that were previously reported in equity earnings prior to the termination of Cingular's joint venture with T-Mobile. Cingular's normalized operating income excludes $105 million in direct merger integration costs and includes $263 million in purchase and other accounting impacts incurred during the quarter.

Customers continued their steady transition to the higher-efficiency GSM network through new sales and customer upgrades. At the end of March, 84 percent of subscriber minutes were carried on the GSM network and 72 percent of the customer base was equipped with a GSM handset. This is up from 79 percent and 65 percent respectively in the fourth quarter.

The integration of AT&T Wireless customers, processes, and network is on schedule and progressing well. In the first quarter, there were almost 2 million migrations of former AT&T Wireless to Cingular rate plans, handsets, and back office systems in addition to the 1 million migrations the company saw in the fourth quarter. Including 5,000 cell sites that were sold to T-Mobile in the quarter, Cingular has identified 10,000 sites that will be decommissioned in 2005 and 2006. Cingular expects to have 35 percent of overlapping markets integrated by the end of 2005 and 100 percent by the end of 2006.

Cingular's plan to offer third generation mobile broadband is on track. Universal Mobile Telecommunications System (UMTS) with High Speed Downlink Packet Access (HSDPA) allows downlink speeds of up to 700 kilobits per second. UMTS/HSDPA provides superior speeds for data and video services, and it delivers outstanding operating efficiencies, using the same spectrum and infrastructure for voice and data on an IP-based platform. Cingular expects to deploy UMTS/HSDPA in 15 to 20 markets by the end of 2005. Cingular is in the market today with its Enhanced Data rate for GSM Evolution (EDGE) service, the fastest nationwide wireless network available. UMTS/HSDPA will be backward compatible to EDGE so that Cingular's customers can access higher data speed over a broader footprint.

In January, Forrester Research scored Cingular Wireless highest for business customer care among the major U.S.

wireless providers evaluated. Cingular's Business Markets Group differs from other wireless providers in that it offers business customers dedicated customer care, offer development, and product deployment. During the quarter Cingular introduced several business solutions enabled for its EDGE network, including the first high-speed wide area wireless solutions for healthcare, the first commercially available wireless back-up solution for companies' critical data, and the first national unlimited EDGE/Wi-Fi plan.

Advertising & Publishing

BellSouth's Advertising & Publishing group currently produces more than 500 directories and distributes approximately 63 million copies to residences, businesses and government agencies annually. Revenue from the Advertising & Publishing segment grew 1.9 percent in the first quarter compared to the same period in 2004. Excluding the seasonality of commission revenue, publishing revenues were flat sequentially. First quarter operating margins were 47.0 percent, a 170 basis point sequential improvement.

Advertising & Publishing group revenue is generated from a broad product portfolio that includes traditional directories and companion directories, plus electronic products and electronic search engine advertising.

During the fourth quarter of 2004, the directory affiliates of BellSouth (RealPages.com) and SBC Communications Inc. (SMARTPages.com) created an Internet yellow pages joint venture that acquired the online directory publisher YellowPages.com, Inc. This deal positions BellSouth to serve the local Internet search customer and lays the foundation for what is expected to be a leading provider of nationwide, online yellow pages and Internet local search.

Discontinued Operations - Latin America

In January 2005, BellSouth closed the sale of its wireless operations in Chile and Argentina. BellSouth received an aggregate of approximately $1.1 billion for its interest in the two properties and recognized an after-tax gain of approximately $390 million, or 21 cents per share, in the first quarter of 2005. With the closings in Chile and Argentina, the sale of all BellSouth ownership interests in Latin America is complete. Including the funds received in the fourth quarter of

2004, total net proceeds for BellSouth's interest in the 10 Latin American operations were $3.8 billion, with an after-tax gain of $1.2 billion or approximately 68 cents per share.

Normalized Results and Additional Details

Total normalized revenue increased 26.6 percent in the first quarter of 2005 compared to the same quarter of 2004, which did not include AT&T Wireless results. The year-over-year revenue variance was driven by 107.4 percent growth at Cingular, primarily due to the AT&T Wireless acquisition. On a pro forma basis, Cingular revenues increased 5.3 percent relative to the first quarter of 2004. Organic revenue growth in the Communications Group and the Advertising & Publishing group also contributed to growth in normalized revenue.

Total normalized cash operating expenses rose 38.6 percent compared to the first quarter of 2004, driven primarily by the acquisition of AT&T Wireless and, to a lesser extent, increased cash operating costs in the Communications Group. Depreciation and amortization expense increased 41.9 percent, primarily driven by growth at Cingular from the acquisition of AT&T Wireless.

Normalized interest expense increased 48.2 percent in the first quarter, resulting from debt issued to fund Cingular's acquisition of AT&T Wireless. Other income increased $70 million year-over-year, due primarily to Cingular exiting its joint venture with T-Mobile in January. Network access costs that were previously reported in equity earnings prior to the termination of the joint venture are now included in operating expenses.

In the first quarter, BellSouth's capital expenditures, excluding Cingular, were $750 million, an 18.1 percent increase compared to the same quarter in 2004.

BellSouth will release second quarter 2005 earnings at 8 a.m. on July 25, 2005.

About BellSouth Corporation

BellSouth Corporation is a Fortune 100 communications company headquartered in Atlanta, Ga. BellSouth has joint control and 40 percent ownership of Cingular Wireless, the nation's largest wireless voice and data provider, with more than 50 million customers.

Backed by award-winning customer service, BellSouth offers the most comprehensive and innovative package of voice and data services available in the market. Through BellSouth Answers(R), residential and small business customers can bundle their local and long distance service with dial-up and high-speed DSL Internet access, satellite television and Cingular(R) Wireless service. For businesses, BellSouth provides secure, reliable local and long distance voice and data networking solutions. BellSouth also offers online and directory advertising through BellSouth(R) RealPages.com(R) and The Real Yellow Pages(R).

BellSouth believes that diversity and fostering an inclusive environment are critical in maintaining a competitive advantage in today's global marketplace. More information about BellSouth can be found at www.bellsouth.com.









In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect future results and could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions; and
(v) those factors contained in the Company's periodic reports filed with the SEC. The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.

This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company's investor relations website, www.bellsouth.com/investor.

For More Information Contact:
Jeff Battcher, Media Relations at 404-249-2793
BellSouth Investor Relations at 800-241-3419